Exhibit 10.1

November 8, 2024

Christopher Krawtschuk

490 Foothill Road

Bridgewater, NJ 08807

Re:          Offer of Employment

Dear Christopher:

I am pleased to offer you an initial position with Eagle Pharmaceuticals, Inc. (the “Company”), as its Chief Financial Officer in the Company’s New Jersey office. If you commence employment with the Company pursuant to the terms of this offer letter and subject to satisfaction all of the conditions set forth herein, your start date is expected to be on or around November 11, 2024 (such actual date on which you commence employment with the Company, the “Start Date”).

Base Salary. If you decide to join us, you will receive an initial annualized base salary of $525,000, less applicable withholdings, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures. Your salary may be reviewed on an annual basis and adjusted by Eagle to reflect performance and responsibilities and the Company’s business circumstances.

Annual Bonus. You will be eligible to earn an annual discretionary bonus, beginning for 2025, with a target bonus of 50% of your annual base salary. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Signing Bonus. Subject to you commencing work on the Start Date, the Company will pay you a lump sum cash signing bonus of $150,000 (the “Signing Bonus”), subject to applicable tax withholdings, to be paid on the first payroll date after the Start Date. The Signing Bonus is being paid in advance of your services and will be earned upon your continuous employment with the Company through the two-year anniversary of the Start Date (the “Earn Date”). If your employment with the Company ends due to your resignation without Good Reason (as defined in the Severance Plan) or the Company’s termination of you for Cause (as defined in the Severance Plan) prior to the one-year anniversary of the Start Date, the Signing Bonus will not be earned and therefore you will be required to repay the full amount of the Signing Bonus that you previously received, on an after tax basis (the “Year 1 Repayment Amount”). In the event that your employment with the Company ends due to your resignation without Good Reason or the Company’s termination of you for Cause after the one-year anniversary of the Start Date but before the Earn Date, the Signing Bonus will not be earned and you will be required to repay a pro-rata portion of the Signing Bonus that you previously received, on an after tax basis; such pro-rata portion will be calculated by multiplying $150,000 by the percentage resulting from (x) the number of months, as of your termination date, that remain until the Earn Date divided by (y) 24 (the “Year 2 Repayment Amount”). In either instance, you must repay the Year 1 or Year 2 Repayment Amount, as applicable by cash or check to the Company within 30 days of your last day of employment.  If you fail to timely and fully repay the Year 1 or Year 2 Repayment Amount, as applicable, the Company will be entitled to receive from you its reasonable attorneys’ fees and other costs incurred to recover such Repayment Amount.  For avoidance of doubt, in the event your employment with the Company ends due to your resignation without Good Reason or the Company’s termination of you for Cause after the Earn Date, you will have no repayment obligation with respect to the Signing Bonus. Likewise, if your employment ends by way of a Covered Termination as defined in the Severance Plan, you will have no repayment obligation with respect to the Signing Bonus.

Benefits. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Additionally, you may participate in the Company's 401(k) plan, life insurance program and long-term disability plan upon meeting the Company's specified eligibility requirements for each plan. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. Similarly, the Company may change your position, duties, and work location from time to time in its discretion with 30 days advanced notice.

You will be eligible to accrue a maximum of 20 days of paid time off (“PTO”) per year, in accordance with the Company’s PTO policy, which shall be taken subject to the demands of the Company’s business and your obligations as an employee of the Company with a substantial degree of responsibility. PTO accruals will be pro-rated during your first year of employment.

Equity Award. Subject to approval by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board, the Company will grant you performance-vesting restricted stock units representing the future right to be issued 100,000 shares of the Company’s common stock upon meeting certain vesting conditions (the “PSU Award”), which such PSU Award shall initially not be registered pursuant to securities laws. The PSU Award will be governed by the terms and conditions of the Company’s 2014 Equity Incentive Plan (the “Plan”) and a PSU grant notice and agreement which will be provided to you in connection with the grant of the PSU Award (such Plan and grant notice and agreement, the “Award Terms”). 50% of the PSU Award will vest on the 60th day following achievement of the Performance Goal (described below) and 50% of the PSU Award will vest on the one-year anniversary of the date of achievement of the Performance Goal. All vesting is subject to your Continuous Service (as defined in the Plan) through the vesting date, provided that vesting will accelerate in full upon a Change in Control (as defined in the Plan) that occurs during your Continuous Service.

The “Performance Goal” means achievement of the both of the following two conditions on or before June 30, 2026: (1) the Company has filed all periodic reports covering all fiscal periods required to be filed with the SEC prior to such date and (2) the Company’s common stock is listed on The Nasdaq Stock Market LLC, the NYSE American, or the New York Stock Exchange (or any successors to any of the foregoing). The Board will determine, in its sole good faith discretion, whether and when the Performance Goal has been met.

At-Will Employment; Severance Benefits. Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. You will be eligible to participate in the Company’s Amended and Restated Severance Benefit Plan (the “Severance Plan”) under the same terms and conditions as similarly-situated employees of the Company. The terms and conditions of your participation in the Severance Plan are set forth in the enclosed Participation Agreement which you must timely execute and return to us (the Severance Plan, along with the Participation Agreement, the “Severance Terms”).

Clawback. Compensation provided to you under this offer letter, the Severance Terms or otherwise awarded or paid to you in connection with your employment with the Company will be subject to recoupment (1) under the terms of the following policies as applicable (i) the Eagle Pharmaceuticals, Inc. Incentive Compensation Recoupment Policy, as may be amended from time to time; (ii) any clawback policy that the Company is required to adopt pursuant to any applicable listing standards of any securities exchange or association or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and (ii) any other clawback policy not described in (i) or (ii) that the Company adopts; and/or (2) upon the occurrence of any of the following events (x) a written determination in the sole discretion of the Board or authorized committee thereof that you engaged in conduct that materially breached your obligations to the Company (whether under this offer letter agreement, the PIIA, Severance Terms or otherwise), or engaged in conduct that constituted “Cause” under the Plan (either before or following your separation from employment with the Company), or (y) a finding by a court of competent jurisdiction or an applicable government agency that you engaged in bad faith conduct or conduct in violation of applicable law.

The determination of whether an event triggering recoupment pursuant to any of the foregoing provisions has occurred, whether to recoup or forfeit and/or the extent of any such recoupment or forfeiture appropriate and the method of such recoupment shall be determined by the Board or an authorized committee thereof in its sole discretion and provided further that in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to an action or event that may constitute such an event, the determination by the Board or authorized committee thereof may be deferred until such time as the Board or authorized committee thereof determines to be appropriate, in its sole discretion. No recovery of compensation under any of the foregoing provisions of this section will be an event giving rise to your right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company or a breach of this offer letter by the Company.  If the Board or authorized committee thereof determines that any compensation granted, awarded, earned or paid to you must be forfeited, repaid or reimbursed to the Company pursuant to any of the foregoing, you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement and you agree that such amounts to be recouped will be computed without regard to any taxes paid (i.e., on a gross basis without regard to tax withholdings and other deductions) and the Board or authorized committee thereof may determine in its sole discretion, the appropriate method of recouping or cancelling amounts, which may include, without limitation, requiring reimbursement of amounts previously paid, seeking recovery of any proceeds realized in respect of equity awards or shares issued thereunder, cancelling or rescinding any outstanding equity-based awards, adjusting unpaid compensation or other set offs or any other method permitted by applicable law.  You agree and acknowledge that you are not entitled to indemnification, and hereby waive any right to advancement of expenses, in connection with any enforcement of this provision, or any of the foregoing, by the Company.

Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board members or employees related to tax liabilities arising from your compensation.

Other Agreements and Conditions of Employment. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets.  Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement (“PIIA”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations.  Please review the PIIA and only sign it after careful consideration.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the PIIA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Bergen County, New Jersey by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/). This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement, if challenged by either party, shall be decided by a federal court located in the state in which the arbitration takes place. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You shall be responsible for any filing fee associated with initiating arbitration through JAMS and the Company shall be responsible for all other arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your PIIA and/or as may be permissible under any state or federal law that provides for fee shifting. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any rendering of any portion of this arbitration provision void or unenforceable, as determined by a court of competent jurisdiction, shall not affect the validity of the remainder of the arbitration provision. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if you intend to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

To indicate your acceptance of the Company’s offer, please sign this letter in the space provided below by November 8, 2024. This letter, along with the PIIA, Severance Terms and the Award Terms, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or negotiations, whether written or oral. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Interim Principal Executive Officer (or Chief Executive Officer, if applicable) and/or the Chair of the Compensation Committee of the Board and you. This letter shall become effective upon your timely execution of this letter and the PIIA, and the Company’s counter-execution thereof.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Graves
Michael Graves
Interim Executive Chairman of the Board of Directors and Interim Principal Executive Officer

Acknowledged and accepted:

/s/ Christopher Krawtschuk
Christopher Krawtschuk

Enclosures: Amended and Restated Severance Benefit Plan, Amended and Restated Severance Benefit Plan Participation Agreement, Employee Confidential Information and Inventions Assignment Agreement

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